EXHIBIT 14 (b)

                               STATE BANCORP, INC.

                       Code of Business Conduct and Ethics

1. Complying With Law

All employees, officers and directors of State Bancorp, Inc. and its direct and indirect subsidiaries (collectively "the Company") should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company.

Such legal compliance should include, without limitation, compliance with the "insider trading" prohibitions applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company's securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company's securities.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Office of the Chairman can provide guidance to you in this area.

This Code of Business Conduct and Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors.

2. Conflicts Of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Company employees, officers and directors are not allowed to work for a competitor or to serve as a consultant or board member to a competitor. The best policy is to avoid any direct or
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indirect business connection with the Company's customers, suppliers or competitors, except on the Company's behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or committees of the Board. Conflicts of interest may not always be clear-cut, so if employees, officers and directors have a question, they should consult with higher levels of management or the Company's counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

3. Corporate Opportunity

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4. Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Office of the Chairman if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5. Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company's customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Appropriating proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices,
(3) is not excessive in value, (4) cannot be construed as a bribe or payoff and
(5) does not violate any laws or regulations. Employees should discuss with their supervisor any gifts or proposed gifts which they are not certain are appropriate.
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6. Protection And Proper Use Of Company Assets

All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Office of the Chairman.

7. Accounting Complaints

The Company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors which will, subject to its duties arising under applicable laws, regulations and legal proceedings, treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company.

8. Reporting Any Illegal Or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the Office of the Chairman of the Company or the Audit Committee or Nominating & Governance Committee of the Board of Directors of the Company, (see Exhibit I). If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

9. No Retaliation

The Company will not tolerate retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

10. Public Company Reporting

As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an
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employee, officer or director may be called upon to provide necessary information to assure that the Company's public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company's public disclosure requirements.

11. Accountability

Employees will be held accountable for their adherence to this Code of Business Conduct and Ethics. Failure to observe its terms may result in disciplinary action, up to and including termination of employment. Violations of this Code of Business Conduct and Ethics may also constitute violations of law and may result in civil and criminal penalties.

12. Amendment, Modification And Waiver

This Code may be amended or modified by the Board of Directors and waivers may be granted by the Nominating & Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules there under and the applicable rules of the American Stock Exchange.